UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 2, 2024

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1545 Route 206 South, Suite 302

Bedminster, New Jersey 07921

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (908) 484-8805

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MTNB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 2, 2024, Matinas BioPharma Holdings, Inc. (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (collectively, the “Purchasers”). The Purchase Agreement provides for the sale and issuance by the Company of an aggregate of: (i) 33,333,334 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and (ii) warrants to purchase up to 33,333,334 shares of Common Stock (the “Warrants” and together with the Shares, the “Securities”). The offering price per Share and accompanying Warrant is $0.30.

The Warrants have an exercise price of $0.35 per share and will be exercisable six months from the date of issuance and expire on the five-and-a-half-year anniversary of the date of issuance.

The offering is expected to result in gross proceeds to the Company of up to approximately $10 million before deducting the placement agent’s fees and related offering expenses. The Company intends to use the net proceeds from the offering of securities for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions. In the Purchase Agreement, the Company has agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement or prospectus, or any amendment or supplement thereto for 90 days (or 60 days in the event the Company publicly announces it has entered into an agreement for certain strategic transactions) after the date of the closing date of the offering, subject to certain exceptions. In addition, the Company has agreed not to effect or enter into an agreement to effect any issuance of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock involving a Variable Rate Transaction (as defined in the Purchase Agreement) until 180 days after the closing date of the offering, subject to certain exceptions. Additionally, each of the directors and officers of the Company, pursuant to lock-up agreements, agreed not to sell or transfer any of the Company securities which they hold, subject to certain exceptions, during the 90-day period following the closing of the offering.

On April 2, 2024, the Company also entered into a placement agent agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company will pay the Placement Agent a cash fee equal to 7.0% of the aggregate purchase price paid by any and all Purchasers in connection with the sale of the Securities and will reimburse the Placement Agent for certain of its expenses in an aggregate amount up to $50,000.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The offering is being made pursuant to a registration statement on Form S-3 (File No. 333-272580), which was declared effective by the Securities and Exchange Commission on June 20, 2023, as supplemented by a prospectus supplement dated April 2, 2024.

The form of Placement Agency Agreement, form of Purchase Agreement, and form of Warrant are filed as Exhibits 1.1, 10.1, and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agent Agreement, Purchase Agreement and Warrants are qualified in their entirety by reference to such exhibits.

Item 7.01	Regulation FD Disclosure.

On April 3, 2024, the Company issued a press release announcing the pricing of the offering. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description
	1.1	Form of Placement Agency Agreement
	4.1	Form of Warrant
	5.1	Opinion of Lowenstein Sandler LLP
	10.1	Form of Securities Purchase Agreement
	23.1	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.1)
	99.1	Press Release, dated April 3, 2024
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Date: April 5, 2024	By:	/s/ Jerome D. Jabbour
Jerome D. Jabbour
Chief Executive Officer